UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FB Financial Corporation

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211 Commerce Street, Suite 300

Nashville Tennessee 37201

(615) 564-1212

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2017

To the Shareholders of FB Financial Corporation:

The Annual Meeting of Shareholders of FB Financial Corporation (the “Company”) will be held at The Hermitage Hotel Grand Ballroom, 231 Sixth Avenue North, Nashville, Tennessee 37219 on May 18, 2017, at 3:00 p.m., Central Standard Time, for the following purposes:

1.	To elect nine (9) directors to serve until the 2018 Annual Shareholders Meeting and until their successors are duly elected and qualified; and

2.	Such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 12, 2017, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

If you received a proxy/voting instruction card, you may vote your shares by marking, dating, signing and returning it by mail.

James W. Ayers	Christopher T. Holmes
Executive Chairman of the Board	President and Chief Executive Officer

Nashville, Tennessee
April 21, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 18, 2017. The Notice of Annual Meeting of Shareholders, 2017 Proxy Statement, Proxy Card and 2016 Annual Report on Form 10-K are available under the Stock & Filings link on the Investor Relations page of our website at www.firstbankonline.com. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission (the “SEC”).

Proxy Statement 2017 Annual Meeting of Shareholders

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EQUITY COMPENSATION PLAN INFORMATION	32

INFORMATION REGARDING THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33

AUDIT COMMITTEE REPORT	34

SUBMISSION OF SHAREHOLDER PROPOSALS	35

WHERE YOU CAN FIND ADDITIONAL INFORMATION	36

OTHER MATTERS	36

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IMPORTANT MEETING AND VOTING INFORMATION

Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “the Company” and “FB Financial” refer to FB Financial Corporation and its subsidiaries, including our wholly-owned subsidiary, FirstBank, and the “Bank” refers to FirstBank. This proxy statement and the form of proxy relating to the Annual Meeting are first being mailed to shareholders on or about April 21, 2017.

Who is asking for my vote?

Our board of directors (the “Board”) is soliciting the enclosed proxy for its use at the 2017 annual meeting of shareholders of FB Financial (the “Annual Meeting”). If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on the following proposals:

(1)	to elect nine (9) directors to serve until the 2018 Annual Shareholders Meeting and until their successors are duly elected and qualified; and

(2)	such other business as may properly come before the meeting.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote FOR the election of each of the nine (9) director nominees named herein, each to serve until the 2018 Annual Shareholders Meeting and until their successors are duly elected and qualified.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at The Hermitage Hotel Grand Ballroom located at 231 Sixth Avenue North, Nashville, Tennessee 37219 on May 18, 2017, at 3:00 p.m. local time.

If you wish to attend the Annual Meeting, you must bring photo identification. If you hold your shares through a bank, broker or other nominee, including an employee benefit trustee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is April 12, 2017. Only holders of record of outstanding shares of FB Financial common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting of any adjournments or postponements of the Annual Meeting.

What vote is required to approve the director election proposal at the Annual Meeting?

The election of nominees for available director positions requires a plurality of the votes cast, in person or by proxy, at the Annual Meeting. Plurality means that the nine nominees who receive the largest number of votes cast “FOR” are elected as directors. Abstentions, failures to vote and broker non-votes (as described below) will have no effect on the outcome of any vote on this proposal.

On April 12, 2017, the record date for the meeting, the Company had 24,153,733 shares of common stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. No preferred shares are outstanding as of the record date for the meeting. Information as to common stock ownership of certain beneficial owners and management is set forth in the table in the “Stock Ownership Matters” Section.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. In the absence of a quorum at the Annual Meeting, any officer entitled to preside at or to act as secretary of the Annual Meeting shall have power to adjourn the Annual Meeting from time to time until a quorum is present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given, other than announcement at the meeting, unless the adjournment is for more than 4 months, which duration requires that a new record date be fixed for the adjourned meeting, and in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of FB Financial common stock present at the Annual Meeting for purposes of determining whether a quorum has been achieved. Broker non-votes (described below) will not be counted toward determining whether a quorum is present.

How do I vote if I am a shareholder of record?

If you are a shareholder of record as of April 12, 2017, which is referred to as the record date, you may vote in person by attending the Annual Meeting or by completing and returning the proxy card by mail. Your vote is very important, so regardless of whether you plan to attend the Annual Meeting, we encourage you to vote by proxy as soon as possible.

If your shares are held in “street name,” through a broker, trustee or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the meeting will need to obtain a “legal proxy” form from their broker, trustee or other nominee.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the Annual Meeting. The individuals named and designated as proxies on the proxy card will vote your shares as you instruct. If you do not mark a selection, your proxy will be voted as recommended by the Board.

You have the following choices in completing your proxy:

•	In voting on the nominees for director, you can either vote “FOR ALL” of the nominees or withhold your vote on the nominees as a group or with respect to any particular nominee.

•	You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all of the nominees as directors.

My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the New York Stock Exchange (the “NYSE”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

The election of directors will be considered a non-routine matter, and banks, brokers and other nominees therefore cannot vote your shares on that proposal without your instructions. Please note that if you want your vote to be counted on the election of directors, you must instruct your bank, broker or other nominee how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to the election of directors. Because the proposal to be voted on at the Annual Meeting is not a routine matter for which brokers have discretionary authority, we do not expect there to be any broker non-votes at the Annual Meeting.

What will happen if I abstain from voting or I fail to vote?

If you vote to abstain or fail to vote, it will have no effect on the director election proposal at the Annual Meeting.

What will happen if I return my proxy card without indicating how to vote?

If you properly complete and sign your proxy card but do not indicate how your shares of FB Financial common stock should be voted on a matter, the shares of FB Financial common stock represented by your proxy will be voted as the Board recommends and, therefore FOR the election of each of the nine (9) director nominees named herein, each to serve until the 2018 Annual Shareholders Meeting and until that person’s successor is duly elected and qualified.

Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

Yes.

If you are a holder of record of FB Financial shares: If you are a holder of record of FB Financial common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:

•	timely delivering a signed written notice of revocation to the Secretary of FB Financial;

•	timely delivering a new, valid proxy bearing a later date by mail as described on the applicable proxy card; or

•	attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Annual Meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you deliver a notice of revocation or a new proxy by mail, your notice of revocation or your new proxy must be received by FB Financial no later than the beginning of the Annual Meeting.

If you hold shares of FB Financial in “street name”: If your shares are held in “street name,” you must contact your broker, bank, or other nominee to change your vote.

How will we solicit proxies, and who will pay for the cost of solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who can help answer any questions I may have?

FB Financial shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy or who desire additional copies of this proxy statement or additional proxy cards should contact our Investor Relations department at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 or by phone at (615) 564-1212.

PROPOSAL 1— ELECTION OF DIRECTORS

Our bylaws provide that our Board shall consist of between one and fifteen directors. The exact number of directors will be fixed from time to time by resolution of the Board, subject to our shareholder’s agreement. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. The Board currently consists of ten (10) directors: William F. Andrews, J. Jonathan Ayers, James W. Ayers, Agenia Clark, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, Ruth E. Johnson, Stuart C. McWhorter and Emily J. Reynolds. Ms. Johnson is retiring from our Board effective at the Annual Meeting. We thank Ms. Johnson for her long and outstanding service to the Company.

The Board currently consists of one class of directors serving one-year terms and until their successors are duly elected and qualified. Following the retirement of Ms. Johnson as of the Annual Meeting, the Board, acting pursuant to the bylaws, changed the size of the Board to nine (9) members effective as of the Annual Meeting and has nominated nine (9) directors for election at the Annual Meeting. We are soliciting proxies in favor of the election of each of the nominees identified below. The shares represented by proxies will be voted in favor of the election of each of the nominees for director whose names are set forth below unless such proxy is specifically marked to “withhold” authority to vote for a particular nominee.

All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected. The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board.

Director Nominees

The names of the nominees and certain information as to them, are as follows:

William F. Andrews

Age: 85

Mr. Andrews is the former president of Massey Investment Co. and served as a principal of Kohlberg & Company. During his long business career, Mr. Andrews has been chairman of seven public companies and seven private companies, including CoreCivic, Inc. (formerly Corrections Corporation of America), Katy Industries, Amdura Corporation, Scoville Inc., and Singer Sewing Co. He has served on 20 public company boards, serving on the boards of Katy Industries and CoreCivic, Inc. most recently, and 16 private company boards since his career began after a three-year tour in the U.S. Air Force as a captain, pilot and squadron commander. Currently, he is on the boards of Harpeth Capital and Buffkin Group, both private companies in Nashville.

Mr. Andrews’ service in executive offices for a variety of companies, together with various board affiliations, has given him leadership experience, financial understanding and business insight that is beneficial to our Board.

James W. Ayers

Age: 73

Mr. Ayers, who serves as our Executive Chairman and the Chairman of the boards of both the Company and FirstBank, has led FirstBank since its modern inception in 1984 when he, along with an associate, acquired Farmers State Bank in Scotts Hill, Tennessee. He has served as Chairman of our Board since the formation of the Company in 1984 and as our Executive Chairman since April 2016. He has spent his career in business, founding and growing a number of successful ventures in both the health care and real estate markets. In addition to his service on the Board and as our Executive Chairman, Mr. Ayers has, since 2010, served as the Chairman of Community Care, Inc., which develops and manages surgery centers, and The Ayers Foundation, which strives to improve the quality of life of Tennesseans by offering financial support for college scholarships, medical research and services, and continuing education for teachers. He is also the Chairman and President of Ayers Asset Management, Inc., a family-owned private investment company. Mr. Ayers’ son, Jonathan, also serves on the Board and is a nominee for reelection to the Board at this Annual Meeting.

Mr. Ayers brings an extensive knowledge of our business and our markets gained from his long career leading the Bank and growing our franchise into what it is today. In addition, Mr. Ayers provides our Board with valuable strategic insight and business management skills gained over the course of his business career owning and leading numerous successful businesses.

J. Jonathan Ayers

Age: 45

Mr. Jonathan Ayers began his career at FirstBank and has over 25 years of experience in areas spanning financial analysis and investment, commercial lending, branch office management and personal banking. He has served as a director of FirstBank since 2000 and of the Company since April 2017. Currently, he is a private investor and entrepreneur. He serves as Executive Vice President of Ayers Asset Management, a family office, overseeing investments of the Ayers family other than in the Company. A primary focus for him during the past five years has been real estate investment and management, and in 2016 he created Ayers Real Estate Services, LLC, a company that focuses on commercial real estate investment and management, and he serves as President of that business. He co-founded in 2009, Ayers Capital, LLC, that provides wealth management and investment advisory services to institutions and high net-worth individuals. Also during the past five years, Mr. Ayers has served in various executive roles for Group Data Services, Inc. and Pro-Accura, private technology companies, and First Financial Investors Management, LLC, a private equity fund focused on investments in the financial services industry. Mr. Ayers’ father, James W. Ayers, is our Executive Chairman and is also a nominee for reelection to the Board at this Annual Meeting.

We believe this broad experience qualifies him to serve on our Board.

Agenia Clark

Age: 57

Ms. Clark has been the President and CEO of the Girl Scout Council of Middle Tennessee, an organization that serves more than 14,000 girls and 7,000 volunteers in 39 counties throughout middle Tennessee, since April 2004. Prior to her tenure with the Girl Scout Council, she was the Vice President of Human Resources for the Tennessee Education Lottery Corporation, a Senior Director of Human Resources at Vanderbilt University from June 2003 to January 2004, and worked in governmental relations, marketing, business ethics and human resources at Nortel Networks, an international telecommunications company from June 1989 to March 2003. Ms. Clark has served as a member of the Tennessee Board of Regents and serves on the Advisory Council to the College of Business at the University of Tennessee, Knoxville. From 2006 to September 2016, Ms. Clark served as a member of the Board of Avenue Financial Holdings, Inc., the publicly-held holding company for Avenue Bank (which was acquired by an unrelated bank in 2016).

We believe that Ms. Clark’s service on the board of a publicly-held bank holding company and her business experience in the Nashville community, currently a major focus of our business, qualifies her to serve as a member of our Board.

James L. Exum

Age: 75

Mr. Exum has served as a director of the Company since April 2017 and a director of FirstBank since 1999. He has a long career at Murray Guard, Inc., a privately-held security contractor founded in Tennessee, serving as the Executive Vice President from 2003 to 2011, Senior Vice President from 2011 to 2017, and currently as the Executive Vice President Emeritus. He also serves on Murray Guard, Inc.’s board of directors, a directorship he has held since 1987. In 1983, he co-founded TotalREACH, Inc., a division of Murray Guard, Inc. specializing in cable advertising sales and production and worked with that company until 2003. He has substantial civic leadership in the city of Jackson, TN, an important metropolitan statistical area for FirstBank, as he currently serves on the boards of FirstBank and Carnegie Museum. Mr. Exum is currently the Chairman of Jackson Amphitheater, and the Jackson Convention and Visitors Bureau and is a member of the City of Jackson Budget Committee.

We believe that Mr. Exum’s deep ties to the Tennessee community coupled with his skills gained from serving on various corporate and civic boards and the business knowledge acquired over his long career make him a valuable member of our Board.

Christopher T. Holmes

Age: 53

Mr. Holmes, President and CEO of both the Company and FirstBank, has served as a member of our Board since he joined FirstBank in 2010 as our Chief Banking Officer. He was named President of FirstBank in 2012 and CEO in 2013, succeeding our former CEO, Douglas Cruickshanks, Jr., who had served in that role for over a decade. As President and CEO, Mr. Holmes is responsible for leading and managing all facets of the bank’s operations, including establishing its long-term goals, strategies, and corporate vision. Mr. Holmes has spent twenty-four years in the banking industry, and prior to his time at FirstBank served as the Director of Corporate Financial Services and the Chief Retail Banking Officer for the Greenville, South Carolina based South Financial Group, a publicly traded bank holding company. Mr. Holmes’ responsibilities at South Financial Group included mortgage, insurance, the SBA division, retail strategy, retail sales and oversight at the 180-branch network. Previously, he worked for twenty years in the Memphis-area market, first with Ernst & Young and then in several management positions for National Bank of Commerce (which was acquired by SunTrust) and Trustmark National Bank. He holds his certified public accountant certification.

Mr. Holmes’ leadership, together with the skills and knowledge of the banking industry and the Bank gained during his tenure with us, has been instrumental to our recent growth and success. In addition, Mr. Holmes brings to our Board and company a unique blend of banking experience in both community and metropolitan markets that is extremely valuable to us as we look to grow our franchise in both markets.

Orrin H. Ingram

Age: 56

Mr. Ingram has served as a director of the Company since 2006. He has served as the President and Chief Executive Officer of Ingram Industries, Inc., a diversified holding company, and as the Chairman and Chief Executive Officer of Ingram Barge Company, a leading U.S. marine transportation company, since 1999. He has also served as the Chairman of the Board of Overseers at the Vanderbilt-Ingram Cancer Center since 1999. He has substantial civic leadership in the city of Nashville area having served on the board of directors for the Nashville Area Chamber of Commerce, the Boys & Girls Clubs of Middle Tennessee, and the Nashville Public Education Foundation. Mr. Ingram brings us an extensive knowledge of the Tennessee and Nashville business communities.

Furthermore, his service as CEO of Ingram Industries and as Chairman and CEO of Ingram Barge, together with various board affiliations, including serving on the board of Coca-Cola European Partners, PLC, has given him leadership experience, business acumen and financial literacy that is beneficial to our Board.

Stuart C. McWhorter

Age: 48

Mr. McWhorter has served as a director of the Company since 2006 and as a member of the audit committee since 2006. As the Co-Founder and Chairman of Clayton Associates since 1996, an investment firm that makes seed, angel and venture stage investments in healthcare and technology industries in Brentwood, Tennessee, Mr. McWhorter offers over 20 years of experience in entrepreneurship and early stage investing. Mr. McWhorter also served for one year from April 2015 to April 2016 as the Chief Executive Officer of the Nashville Entrepreneur Center, a Nashville-based non-profit organization that helps entrepreneurs launch and grow businesses. In addition, until 1998, Mr. McWhorter was part of the founding management team of OrthoLink Physicians Corporation, a company that offers support services for physician practices, including human resources, legal, radiology, transcription, and workers’ compensation management services, where he served as Vice President of Managed Care and Vice President of Development. He currently serves on the board of directors for Medical Reimbursements of America, PharmMD, ProxsysRX, MedEquities Healthcare REIT, Nashville Entrepreneur Center and the Lee Company. Mr. McWhorter also has substantial civic leadership in and out of Tennessee, serving on past and present boards of Belmont University, Clemson University Foundation, Tennessee Business Roundtable, YMCA of Middle Tennessee and many others.

Mr. McWhorter brings strong leadership skills for our Board and has valuable experience in growing companies, including the healthcare and technology sectors, two fast growing industries in the Nashville area, gained from providing strategic leadership to a significant number of companies throughout his career.

Emily J. Reynolds

Age: 60

Ms. Reynolds has served as a director the Board since April 2017 and as a director of FirstBank’s board since 2012. Ms. Reynolds has had an extensive career in public service and politics since 1980. In 2003, she was elected by the United States Senate to serve as the 31st Secretary of the Senate, a post in which she managed the Senate’s legislative, financial and administrative operations for the 108th and 109th Congresses. Currently, she serves as the Vice-Chair of the Tennessee Board of Regents, a position she has held since July 2013, and on the board of BlueCross BlueShield of Tennessee. She also previously served as Senior Vice President of Government Relations for the Tennessee Valley Authority from 2007 until

2013 and as the former Board Chairman of the Ladies Hermitage Association (now the Andrew Jackson Foundation). She is currently assisting that foundation with the development efforts for the new Tennessee State Museum.

Ms. Reynolds public service as well as her involvement in private boards has given her a varied set of leadership, communication and organizational skills that qualify her to serve on our Board. Additionally, Ms. Reynolds’s impressive and diverse experiences give her a unique perspective which we believe is beneficial to our Board.

The Board affirmatively determined in its business judgment that each of Mr. Andrews, Ms. Clark, Mr. Exum, Mr. Ingram, Mr. McWhorter and Ms. Reynolds are independent as defined in the New York Stock Exchange (“NYSE”) listing standards, and applicable SEC rules and that any relationship with the Company is not material under the independence thresholds contained in the NYSE listing standards and applicable SEC. The Board has determined that Mr. James W. Ayers, Mr. J. Jonathan Ayers and Mr. Holmes are not independent as defined in the NYSE listing standards, and applicable SEC rules due to their positions as officers of the Company.

Recommendation

The Board recommends that shareholders vote “FOR ALL” the nominees for director. If not otherwise specified, proxies will be voted “FOR ALL” the nominees for director.

Our controlling shareholder currently owns a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other shareholder.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Composition

While our Board currently consists of ten members, its size will decrease to nine members following the retirement of Ms. Johnson effective at the Annual Meeting. Our Board has determined that each of Mr. Andrews, Ms. Clark, Mr. Exum, Mr. Ingram, Ms. Johnson, Mr. McWhorter and Ms. Reynolds is independent under applicable NYSE rules and our corporate governance guidelines.

Board Leadership Structure

Our Board meets at least quarterly, and the Bank’s board of directors meet quarterly. While the role of our Chief Executive Officer and Chairman of our Board are currently separated, we do not have a policy regarding the separation of these roles, as our Board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of our Board. Our Board has determined that having the roles of Chief Executive Officer and Chairman separate is in the best interests of our shareholders at this time. In particular, our Board believes that this structure clarifies the individual roles and responsibilities of Mr. Holmes and Mr. Ayers, streamlines decision-making and enhances accountability. As Executive Chairman, Mr. Ayers remains deeply involved in key matters, such as consideration of acquisitions, strategic investments and overall strategy, and continues to advise Mr. Holmes. In this role and given his in-depth knowledge of our business, our markets and the banking industry, our Board believes that Mr. Ayers continues to be best positioned to chair our Board.

Shareholder’s Agreement and Board Designation Rights

In connection with our public offering, we entered into a shareholder’s agreement with Mr. Ayers, in his capacity as our sole shareholder at the time of our initial public offering. The shareholder’s agreement provides that our Board will consist of between five and nine members (unless otherwise agreed by Mr. Ayers and the Company), with Mr. Ayers having the right to designate a majority of the board members for so long as Mr. Ayers owns a majority of the outstanding shares of our common stock. Mr. Ayers’ director designation rights will decrease as his percentage ownership of our common stock decreases, in each case rounded up to the nearest whole number of directors, and as set forth in the below table:

Ownership Percentage	Percentage of Directors Designated
more than 40% but less than or equal to 50%	40%
more than 30% but less than or equal to 40%	30%
more than 20% but less than or equal to 30%	20%
more than or equal to 5%	10%

In addition, the shareholder’s agreement also provides that our chief executive officer shall serve as a board member.

If at any time a designee of Mr. Ayers ceases to serve on our Board, Mr. Ayers has the right to designate or nominate a successor to fill such vacancy, or, if he loses his right to designate any such directors pursuant to the terms of the shareholder’s agreement, these positions will be filled in accordance with our charter and bylaws. All other directorships will be filled in accordance with our charter and bylaws.

Under the shareholder’s agreement, Mr. Ayers has the right, for so long as we qualify as a “controlled company” under applicable listing standards, to designate (i) a majority of the members of any nominating and corporate governance committee or similar committee of our Board, and (ii) up to two members of any compensation committee or similar committee of our Board. In the event we no longer qualify as a “controlled company” under applicable listing standards, Mr. Ayers will continue to have the right to designate at least one member of each such committee of our Board for so long as permitted under the applicable law and for so long as Mr. Ayers continues to have the right to designate at least one director.

The shareholder’s agreement will terminate upon the earlier of Mr. Ayers’ death or permanent disability or when Mr. Ayers holds less than 5% of our outstanding shares.

Mr. Ayers has designated himself, Mr. Andrews, Mr. J. Jonathan Ayers, Ms. Clark and Ms. Reynolds pursuant to the Shareholder’s Agreement.

In connection with our proposed acquisition of Clayton Bank and Trust and American City Bank (the “Clayton Banks”) from Clayton HC, we have agreed to amend and restate the shareholder’s agreement to provide James L. Clayton, the primary owner of Clayton HC, the right to designate one director to our Board, subject to applicable regulatory approval, following the closing of the proposed acquisition. In the event that regulatory approval for such designation rights is not obtained, Mr. Clayton will be entitled to board observation rights under the amended and restated shareholders agreement. No such designation or observation rights shall be granted unless and until the closing of the proposed acquisition of the Clayton Banks.

Controlled Company Status

We are a “controlled company,” as that term is set forth in Section 303A of the NYSE Listed Company Manual, because more than 50% of our voting power is held by Mr. Ayers. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including the requirements: (1) that a majority of our board of directors consists of “independent directors,” as defined under NYSE rules; (2) that we have a nominating and corporate governance committee that is composed entirely of independent directors; (3) that we have an executive compensation committee that is composed entirely of independent directors; and (4) that we conduct annual performance evaluations of the directors’ nominating and corporate governance committee and executive compensation committee.

We have elected to be treated as a “controlled company” and thus may avail ourselves of certain of these exemptions. The controlled company exemption does not modify the independence requirements for our audit committee, and our audit committee is in compliance with the independence requirements of the Sarbanes-Oxley Act and NYSE rules.

Director Independence

The Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board has determined that each of William F. Andrews, Agenia W. Clark, James L. Exum, Orrin H. Ingram, Ruth E. Johnson, Stuart C. McWhorter, and Emily J. Reynolds, is independent under applicable NYSE rules and our corporate governance guidelines.

Board’s Role in Risk Management and Oversight

Our Board is ultimately responsible for the oversight of our overall risk management processes while the Bank’s board of directors is responsible for risk management oversight at the Bank. Our Board approves policies that set operational standards and risk limits at the Bank, and any changes to the Bank’s risk management program require approval by the Bank’s board of directors. Management is responsible for the implementation, integrity and maintenance of our risk management systems ensuring the directives are implemented and administered in compliance with the approved policy. Our Chief Risk Officer supervises the overall management of our risk management program, reports to management and yet also retains independent access to both our Board and the Bank’s board of directors.

Meetings of the Board of Directors and Committees

The Board held eight meetings during fiscal 2016. During fiscal 2016, no director attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he or she was a director and of the total number of meetings held by all of the committees of the Board on which he or she served. We expect, but do not require, our directors to attend our annual meetings of shareholders.

Our non-management directors will meet separately at least four times a year after regularly scheduled meetings of the Board and at such other times as may be requested by the Chairman of the Board or any director. Our independent directors will meet at least once a year. The chairs of our Audit and Compensation Committees serve as the chair of these meetings on a rotating basis.

The following table shows the membership of the Board and each standing committee during the fiscal year ended December 31, 2016.

Name	Audit Committee	Compensation Committee
William F. Andrews	X
J. Jonathan Ayers
James W. Ayers
Agenia Clark		X
James L. Exum
Christopher T. Holmes
Orrin H. Ingram	X	X
Ruth E. Johnson	X
Stuart C. McWhorter	X	X
Emily J. Reynolds

Committees of the Board

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees are currently the audit committee and compensation committee. Each committee of the Board operates under a written charter. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. As a controlled company, we are not required to have a nominating and corporate governance committee.

Audit Committee. The audit committee, among other things, assists the Board in overseeing our accounting and financial reporting processes, the audits of our financial statements, and the compliance by the Company with legal and regulatory requirements. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee will also oversee the performance of our internal audit function. The audit committee’s charter is available under the Corporate Governance page of our website at www.firstbankonline.com.

The audit committee consists of Mr. Andrews, Mr. Ingram, Ms. Johnson, and Mr. McWhorter, with Mr. Andrews as the chairman of this committee. The Board has determined that each of Mr. Andrews, Mr. Ingram and Mr. McWhorter qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC, and that each of the members of the audit committee are independent under the applicable SEC and NYSE rules and have the ability to read and understand financial statements. Effective as of the date of the Annual Meeting, Ms. Johnson will retire as a director and will no longer serve on the audit committee.

Compensation Committee. The compensation committee, among other things, determines the Company’s total compensation strategy and annually reviews and approves the compensation of the chief executive officer and other executive officers. The compensation committee will also oversee management continuity and succession planning. The executive compensation committee’s charter is available under the Corporate Governance page of our website at www.firstbankonline.com.

The compensation committee consists of Ms. Clark, Mr. Ingram and Mr. McWhorter, with Mr. McWhorter as the chairman of this committee. Under the shareholder’s agreement, Mr. Ayers has the right to designate up to two members of the compensation committee. The Board has determined that each of the members of the compensation committee is independent under applicable SEC and NYSE rules.

Director Nomination Process

Our Board believes that its directors should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board also considers the candidate’s independence, character, judgement, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our Board. While we have no formal policy regarding the diversity of our Board, our Board may consider a broad range of factors relating to the qualifications and background of director nominees, which may include personal characteristics. Our Board’s priority in selecting board members is the identification of persons who will further the interests of our shareholders through his or her record of professional and personal experiences and expertise relevant to our growth strategy.

Shareholder Nominations to the Board of Directors

Our Corporate Governance Guidelines provide that our Board will accept for consideration submissions from shareholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the Board will nominate the recommended candidate. Director nominations by a shareholder or group of shareholders for consideration by our shareholders at our annual meeting of shareholders, or at a special meeting of our shareholders that includes on its agenda the election of one or more directors, may only be made pursuant to Article I, Section 10 of our bylaws or as otherwise provided by law. Nominations pursuant to our bylaws are made by delivering to our Corporate Secretary, within the time frame described in our bylaws, all of the materials and information that our bylaws require for director nominations by shareholders. All notices of intent to make a nomination for election as a director shall be accompanied by the questionnaire, written representation, and agreement of each nominee to serve as a director, pursuant to Article I, Section 11 of our bylaws.

Shareholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our bylaws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) the class or series and number of shares of Common Stock which are owned beneficially or of record by the nominee(s), (d) a description of all agreements, arrangements or understandings between or among the shareholder and the nominee(s) in connection with the nomination of such person for election as director, and (e) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past 3 years, and any other material relationships, between or among the shareholder and respective affiliates and associates and each proposed nominee, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in Article I, Section 10 of our bylaws and any nominee proposed by a shareholder not nominated in accordance with Article I, Section 10 shall not be considered or acted upon for execution at such meeting. Shareholders’ notice for any proposals requested to be included in our Proxy Statement pursuant to Rule 14a-8 under the Exchange Act (including director nominations), must be made in accordance with that rule.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is designed to ensure that our directors, executive officers and associates meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that our directors, executive officers and associates avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest.

The Code of Business Conduct and Ethics is available under the Corporate Governance page of our website at www.firstbankonline.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.firstbankonline.com.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of Ms. Clark, Mr. Ingram and Mr. McWhorter. The Board has determined that each of the members of the compensation committee is independent under applicable SEC and NYSE rules. None of our executive officers currently serves as a member of the compensation committee or as a director with compensation duties of any entity that has executive officers serving on our Board. None of our executive officers has served in such capacity in the past 12 months.

Corporate Governance Principles and Board Matters

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board has adopted corporate governance guidelines which set forth the framework within which our Board, assisted by its committees, direct the affairs of our Company.

In particular, our corporate governance guidelines govern certain activities, including:

•	director qualification, independence and selection and shareholder recommendations for director candidates;

•	director responsibilities and board committees;

•	director meetings;

•	management succession and review;

•	director evaluations; and

•	director access to management and independent advisors.

Our corporate governance guidelines are available on the Corporate Governance page under the Investor Relations page of our website www.firstbankonline.com.

Communications with the Board

Shareholders and other interested parties may communicate directly with our Board by sending a written communication in an envelope addressed to: Board of Directors, c/o General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers, Directors and Affiliates

We offer loans in the ordinary course of business to our insiders, including executive officers and directors, their affiliates, related interests and immediate family members, and other employees. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors and executive officers must also comply with the Bank’s statutory lending limits. All extensions of credit to the related parties must be reviewed and approved by the Bank’s board of directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.

We have made loans to directors and executive officers. Such loans amounted to $22.8 million and $20.5 million at December 31, 2016 and 2015, respectively. All loans made to our directors, executive officers and their affiliates (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (iii) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.

Related Party Transaction Policy

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act, which govern certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with our initial public offering, we adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, 5% shareholders, the immediate family members of these persons, and any entity in which any of these persons is an executive officer, general partner or has a 5% or greater interest in. All potential related party transactions will be submitted to the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider all of the relevant and material facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and whether the terms are comparable to the terms available to unrelated third parties or to employees generally. After its review, the audit committee will only approve or ratify related party transaction that are (i) in, or are not inconsistent with, the best interests of the Company and its shareholders, as the audit committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the audit committee. Our Related Party Transactions Policy is available on our website at www.firstbankonline.com.

Related Party Transactions

The following is a description of transactions during the fiscal year ended December 31, 2016 in which we have participated and in which one or more of our directors or executive officers, or their immediate family members or entities affiliated with them, had a direct or indirect material interest.

Initial Public Offering

We entered into the following transactions with Mr. James W. Ayers, our controlling shareholder and Executive Chairman, in connection with our initial public offering. Prior to our initial public offering, Mr. Ayers was our only shareholder. These transactions did not require review under our related party transaction policy as such policy was not effective until our initial public offering. However, all of these transactions were approved by our Board.

Repayment of notes

On February 12, 1996, FB Financial Corporation borrowed $775 thousand from our sole shareholder and director, James W. Ayers, through a term subordinated note of which $775 thousand was outstanding as of June 30, 2016. This note carries an annual interest rate equal to the Prime Rate less 100 basis points adjusting on January 10 of each year. We borrowed $3.3 million on August 26, 1999 from Mr. Ayers through a term subordinated note of which $3.3 million was outstanding as of June 30, 2016. This note carries a quarterly interest rate equal to the 30 day LIBOR rate plus 200 basis points. On June 30, 2006, we borrowed $6.0 million from Mr. Ayers through a term subordinated note of which $6.0 million was outstanding as of June 30, 2016. This note carries a quarterly interest rate equal to the 90 day LIBOR rate plus 170 basis points. For the year ended December 31, 2015 and the first half of 2016, the aggregate amount of interest payments paid by us to Mr. Ayers for these subordinated notes were $0.2 and $0.1 million, respectively. The maturity date of the notes was December 31, 2021 (subject to automatic renewal).

Following the initial public offering, we used a portion of the net proceeds from the initial public offering to fund the repayment of all $10.1 million aggregate principal amount of the subordinated notes held by Mr. Ayers, plus any accrued and unpaid interest thereon.

Non-taxable distribution of S Corporation earnings

In connection with the initial public offering and the termination of our status as an S Corporation, we paid a cash distribution to Mr. Ayers in the amount of $55 million, which amount was funded with proceeds from the initial public offering and represented a significant portion of our S Corporation earnings that had previously been taxed to Mr. Ayers, but not distributed to him.

Shareholder’s Agreement

In connection with our initial public offering, we entered into the shareholder’s agreement with Mr. Ayers as described under the Board of Directors, Board Meetings and Committees section of this proxy.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with Mr. Ayers. The agreement provides Mr. Ayers with certain demand and piggyback registration rights in respect of any registrable shares of our common stock held by him, subject to various conditions and limitations as set forth in the agreement.

Tax Sharing Agreement

Prior to our initial public offering we were treated as an S Corporation for U.S. federal income tax purposes. Because we had been an S Corporation prior to our initial public offering, Mr. Ayers, our sole shareholder prior to the initial public offering, as an individual had been taxed on our income prior to our initial public offering. Therefore Mr. Ayers had previously received certain distributions (“tax distributions”) from us that were generally intended to equal the amount of tax Mr. Ayers had been required to pay with respect to our income. In connection with our initial public offering, our S Corporation status was terminated and we became subject to federal and increased state income taxes. In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that Mr. Ayers would be liable for additional income taxes for those prior periods. Therefore, we entered into a tax sharing agreement with Mr. Ayers in connection with our initial public offering. Pursuant to this tax sharing agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment we may be required to make a payment to Mr. Ayers in an amount equal to Mr. Ayers’ incremental tax liability, which amount may be material. In addition, we agreed to indemnify Mr. Ayers with respect to unpaid income tax liabilities to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the assumption that Mr. Ayers is taxed at the highest rate applicable to individuals for the relevant periods. We also agreed to indemnify Mr. Ayers for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. However, Mr. Ayers also agreed to indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in the shareholder’s taxable income for any for tax period and a corresponding increase in the Company’s taxable income for any period.

No payments were made by us to Mr. Ayers or by Mr. Ayers to the Company in 2016 pursuant to the Tax Sharing Agreement, and we are not aware of any events that would reasonably be expected to result in payments under the Tax Sharing Agreement in future periods.

Other transactions

In addition, we entered into an aircraft time sharing agreement in 2012, with a company owned by James W. Ayers, which was replaced in May 2016 by a new agreement with Hawker Aviation Services (“Hawker”), a company owned by Mr. James W. Ayers and Mr. J. Jonathan Ayers, pursuant to which we have the right to use, from time to time, an aircraft leased and operated by Hawker. Hawker bills us for our usage of the aircraft based on hours of use and certain operating costs. During the year ended December 31, 2016, we paid Hawker $313,000 under the aviation timesharing agreement for the use of the aircraft.

The Bank leases various office spaces from entities owned by Mr. J. Jonathan Ayers and Mr. James W. Ayers. The aggregate amount paid by the Bank for the aforementioned leases was $522,000 for the year ended December 31, 2016.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2016.

To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for the fiscal year ended December 31, 2016, with the following exception; Ms. Agenia Clark inadvertently failed to include 34 shares of our common stock in her holdings as of November 2, 2016, the date she became a director of the Company and inadvertently failed to file on a timely basis a Form 4 with respect to the sale of shares of our common stock on January 25, 2017, which shares were sold inadvertently by Ms. Clark’s broker without her knowledge or instruction.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of March 16, 2017 for:

•	each of our named executive officers (“NEOs”);

•	each of our directors;

•	each of our director nominees;

•	all of our executive officers and directors as a group; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 24,153,733 common shares issued and outstanding on March 16, 2017. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner. Unless otherwise indicated, the address for each listed shareholder is: FB Financial, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
William F. Andrews	12,000	0.05%
J. Jonathan Ayers	8,000	0.03%
James W. Ayers	17,180,000	71.13%
Agenia Clark	—	0.00%
Wilburn J. Evans	16,553	0.07%
James L. Exum	1,000	0.00%
James R. Gordon	1,676	0.01%
Christopher T. Holmes (1)	294,061	1.21%
Orrin H. Ingram	55,700	0.23%
Ruth E. Johnson	600	0.00%
Timothy L. Johnson	5,195	0.02%
Stuart C McWhorter	15,000	0.06%
Emily J. Reynolds	2,000	0.01%

All directors and executive officers as a group (10 persons)	17,591,785	72.36%

Shareholders Owning More Than 5%
T. Rowe Price Associates, Inc.(2)	1,478,882	6.12%

(1)	Includes 157,895 shares underlying Mr. Holmes’ fully-vested deferred stock units (DSUs) granted pursuant to his deferred compensation agreement. The DSUs will be settled in shares of our common stock on December 31, 2019 or the earlier occurrence of his separation of service or a change in our control or a change in control of FirstBank. For additional information regarding the DSUs, see “Executive Compensation.”
(2)	Based solely on information provided in that certain Schedule 13G dated February 7, 2017 by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. reports sole voting power with respect to 196,150 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 1,478,882 shares and shared dispositive power with respect to 0 shares. According to the filing, the reported shares are beneficially owned by T. Rowe Price Associates, Inc.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
James W. Ayers	73	Executive Chairman of the Board
Christopher T. Holmes	53	President, Chief Executive Officer and Director
James R. Gordon	51	Chief Financial Officer and Secretary
Wilburn J. Evans	56	President of FirstBank Ventures
Timothy L. Johnson	55	Chief Risk Officer

The following is certain biographical information for our executive officers. For Mr. Ayers and Mr. Holmes, who also serve as directors, please see “Proposal 1 – Election of Directors” for their biographical information.

James R. Gordon—Chief Financial Officer. Mr. Gordon serves as Chief Financial Officer of both the Company and FirstBank. He assumed this position in January 2016. In this capacity, he oversees the finance division of both our holding company and the bank. Prior to joining FirstBank, Mr. Gordon was a Partner at Horne LLP, an accounting firm ranked among the top fifty accounting firms in the country, from 2011 to 2016, and served as CFO of The South Financial Group, a large publicly traded bank holding company headquartered in Greenville, SC, from 2007 to 2010. In his capacity as CFO of The South Financial Group, his primary responsibilities included overseeing all of the accounting, financial, investor relations and related functions as well as the Mortgage, SBA Lending and Information Technology divisions. Mr. Gordon is a graduate of the University of Mississippi, where he earned a Bachelor’s of Accountancy in 1987. He also received a Diploma from the Barret School of Banking in 1992.

Wilburn J. Evans—President of FirstBank Ventures. Mr. Evans serves as an executive officer of the Company and has served as President of FirstBank Ventures since 2010. He has spent the majority of his career with FirstBank, helping it grow into the third largest bank headquartered in Tennessee. Mr. Evans joined FirstBank in 1987 as Chief Financial Officer before serving as Executive Vice President of FirstBank from 1996-2002 and as Chief Operating Officer of FirstBank from 2002-2010. As President of FirstBank Ventures, Mr. Evans has the overall responsibility for FirstBank’s mortgage banking segment and investment functions. In addition to his extensive banking experience, Mr. Evans brings three years of public accounting experience to us.

Timothy L. Johnson—Chief Risk Officer. Mr. Johnson serves as an executive officer at the Company and also is the Chief Risk Officer for FirstBank, a position he has held since 2013, overseeing the Audit, Compliance, Credit Underwriting, Information Security, Risk Management, and Credit Administration departments. He joined FirstBank in 1999 as a member of the Credit and Loan Administration department, before being promoted to Senior Vice President of Loan Administration in 2000, a position he held until being promoted to Chief Risk Officer. Mr. Johnson brings 27 years of experience in financial services to FirstBank, particularly with respect to credit, mortgage, municipal finance, retail banking, commercial lending, consulting and regulatory relations. He is a member of the Risk Management Association. Mr. Johnson provides us with significant experience in risk management and compliance.

Board of Directors

The following table sets forth information regarding the directors of FB Financial Corporation:

Name	Age	Position
William F. Andrews	85	Independent Director
J. Jonathan Ayers	45	Director
James W. Ayers	73	Executive Chairman of the Board
Agenia Clark	57	Independent Director
James L. Exum	75	Independent Director
Christopher T. Holmes	53	President, Chief Executive Officer and Director
Orrin H. Ingram	56	Independent Director
Ruth E. Johnson	66	Independent Director
Stuart C. McWhorter	48	Independent Director
Emily J. Reynolds	60	Independent Director

Please see “Proposal 1 – Election of Directors” for the biographical information of our nominees for director.

EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirements to obtain shareholder approval of any golden parachute payments not previously approved. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. As an emerging growth company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers” or our “NEOs.”

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation awarded to or earned during 2016 and 2015 by our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Compensation ($)		All Other Compensation ($)(4)	Total ($)
Christopher T. Holmes	2016	379,584	4,793,301	(1)	400,607	(3)	15,276	5,588,768
President and Chief Executive Officer	2015	365,000	199,058	(2)	462,495	(3)	11,536	1,038,089

Wilburn J. Evans	2016	225,000	2,475,621	(1)	526,000	(5)	27,817	3,254,438
President, First Bank Ventures	2015	225,000	101,275	(2)	750,000	(5)	21,750	1,098,025

Timothy L. Johnson	2016	156,000	1,016,365	(1)	60,000	(6)	4,516	1,236,881
Chief Risk Officer	2015	156,000	71,591	(2)	47,500	(6)	3,340	278,431

(1)

Reflects the grant date fair value of phantom stock units, which we refer to as EBI Units, granted to the NEO during 2016 under the FirstBank 2012 Equity Based Incentive Plan, or the 2012 EBI Plan, and, with respect to Messrs. Evans and Johnson, the grant date fair value of awards of time-based restricted stock units, which we refer to as RSUs, granted to the NEO during 2016 under the FB Financial Corporation 2016 Incentive Plan, which we refer to as the 2016 Incentive Plan. The stock awards granted during 2016 are described below under “Narrative to Summary Compensation Table.” The grant date fair value was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of grant. The fair value of the EBI Units granted in 2016 is based upon the fair market value of our common stock, as determined in accordance with the terms of the 2012 EBI Plan, as of December 31, 2015 ($2,140.85), per unit before adjustments for the reverse stock split and our IPO as described below. Messrs. Evans and Johnson were granted restricted stock units having a grant date fair value of $2,375,000, and $950,000, respectively, under the 2016 Incentive Plan and Messrs. Holmes, Evans and Johnson were granted EBI Units having a grant date fair value of $4,793,301, $100,621, and $66,365, respectively, under the 2012 EBI Plan.
(2)	Reflects the grant date fair value of EBI Units granted to the NEO during 2015 under the 2012 EBI Plan. The fair value of the EBI Units granted in 2015 is based upon the fair market value of our common stock, as determined in accordance with the terms of the 2012 EBI Plan, as of December 31, 2014 ($1,746.12), per unit before adjustments for the stock split and our IPO as described below.
(3)	Reflects the annual bonus paid to Mr. Holmes with respect to 2016 and 2015. The Compensation Committee determined Mr. Holmes’s bonus for 2016 based on 1) its comparison of his total compensation to the average total compensation of Chief Executive Officers in a select peer group of banks, 2) the Company’s performance measured by compounded EPS growth over a 3 year period relative to the peer group and the Company’s return on assets in 2016 relative to the peer group, and 3) its subjective review of Mr. Holmes’ performance. The total bonus was paid out as follows: (i) $400,607 of Mr. Holmes’ bonus was paid in cash, the dollar value of which is reflected in this column for 2016, and (ii) $500,758 was paid to Mr. Holmes on April 10, 2017 in the form of 14,498 restricted stock units, determined by dividing the applicable dollar value of the award by the closing price of the Company’s common stock on the date of grant, the grant date fair value of which will be reported in the Stock Awards column of the Summary Compensation table in the Company’s 2018 proxy statement. Mr. Holmes’ bonus for 2015 was based on an overall subjective review of his performance during 2015, as well as the Company’s growth in pretax earnings.
(4)	For 2016, reflects for Mr. Holmes: (i) $3,583 for car and maintenance allowance; (ii) $2,501 for reimbursements of club membership dues; (iii) $1,242 for life insurance premiums; and (iv) $7,950 for 401(k) matching contribution. For 2016, reflects for Mr. Evans: (i) $13,800 for car and maintenance allowance; (ii) $11,953 as a 401(k) matching contribution; and (iii) $2,064 for life insurance premiums. For 2016, reflects for Mr. Johnson: (i) $3,164 as a 401(k) matching contribution; and (ii) $1,352 for life insurance premiums. The values included for car and maintenance allowance and reimbursements of club membership dues, as applicable, were determined based upon the aggregate incremental cost to the Company of providing such benefits.
(5)	Reflects the annual bonus paid to Mr. Evans with respect to 2015 and 2016. Mr. Evans is eligible to participate in a bonus pool established for select management providing services to FirstBank Ventures. The available bonus pool is a function of profit generated by FirstBank Ventures. If FirstBank Ventures achieves budgeted profit for a given year, the bonus pool will be funded with 10% of such profit. The percentage of profit that funds the bonus pool will be increased or decreased in 10% increments if the Bank exceeds or falls below target performance, respectively, with a maximum of 12% of profits. Mr. Evans’ annual bonus is equal to approximately 25% to 30% of the bonus pool, depending on the number of employees eligible to participate for the applicable year. The Compensation Committee maintains discretion to make qualitative adjustments to the bonus pool recommended by the Chief Executive Officer.
(6)	Reflects the annual bonus paid to Mr. Johnson with respect to 2016 and 2015, determined based on our Compensation Committee’s subjective review of his performance during 2016 and 2015, respectively.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Amendment to EBI Plans; Adjustment to Certain EBI Units

On August 8, 2016, the Compensation Committee approved an amendment to the 2012 EBI Plan, the Preferred EBI Plan and the 2010 EBI Plan, in each case to be effective following the consummation of our initial public offering, to allow the Company to permit participants to elect to receive, for each EBI Unit vested to such participant, either (i) an amount in cash or (ii) a number of shares of our common stock determined pursuant to a conversion formula that, with respect to the 2012 EBI Plan, takes into account the effect of our initial public offering. The Compensation Committee also approved an amendment to the 2012 EBI Plan allowing the Compensation Committee to grant units under the plan having terms and conditions, including vesting, that differ from those provided in the plan.

EBI Units granted under the 2012 EBI Plan, the Preferred EBI Plan and the 2010 EBI Plan were adjusted to prevent dilution following the stock split. In addition, EBI Units granted under the 2012 EBI Plan were adjusted to prevent dilution of such EBI Units as a result of our initial public offering, as follows: (i) the number of EBI Units held under the 2012 EBI Plan as adjusted for the stock split, multiplied by (ii) 1.13 (determined by dividing $21.4085, the fair market value per EBI Unit as determined under the 2012 EBI Plan, by $19.00, the initial public offering price).

2016 Equity Awards in Connection with the Initial Public Offering

In connection with our initial public offering, our Board approved a special, one-time grant under the 2016 Incentive Plan to substantially all of our employees (including each of our executive officers other than Mr. Ayers and Mr. Holmes). Our Board approved these equity awards to recognize our employees’ prior service with our company, as well as to better align their interests with those of our shareholders. The equity awards provide an opportunity for the executive officers, in particular, to make significant progress towards increasing their ownership in the company. Messrs. Evans and Johnson received an award of RSUs having a value of $2,375,000 and $950,000, respectively, which RSUs will vest 100% on the fifth anniversary of the date of grant, subject to their continued employment with us on such date.

Employment agreement with Mr. Holmes

On August 19, 2016, we entered into an employment agreement with Mr. Holmes, the material terms of which are described below.

Term and Compensation

The initial term of the agreement expires on August 19, 2019, with automatic renewals for additional one-year periods unless either party gives notice to the other of its intent not to renew the agreement. Mr. Holmes’ employment agreement provides that he is entitled to a minimum annual base salary of $400,000 (subject to annual review and increases) and is entitled to participate in all incentive, savings, retirement, and welfare benefit plans generally made available to our senior executive officers. Mr. Holmes will have an opportunity to earn an annual cash bonus and an annual equity grant under our long-term incentive plan, based upon performance criteria established from time to time by the Compensation Committee. The expectation is that the majority of Mr. Holmes’ total compensation will be performance-based. Mr. Holmes is entitled to fringe benefits generally made available to our senior executive officers. During the term, we will provide Mr. Holmes with a company car and maintenance allowance and we will reimburse him for his membership dues at a local country club, as well as pay the premiums on a term life insurance contract with a death benefit of $2,500,000.

Special One-Time Grants

Pursuant to his employment agreement and in recognition of his prior service with us, on August 19, 2016, we granted to Mr. Holmes a special one-time award under the 2012 EBI Plan, comprised of two parts as described below, each of which Mr. Holmes elected to have settled in shares of our common stock following our initial public offering:

•	113,158 EBI units, which number was determined by dividing $2,150,000 by the fair market value (as defined under the 2012 EBI Plan) of a share of our common stock on the grant date, and adjusted as described above under “Amendment to EBI Plans; Adjustment to Certain EBI Units.” This award was fully-vested at grant and was paid in 113,158 shares of our common stock on December 31, 2016.

•	123,684 EBI units, which number was determined by dividing $2,350,000 by the fair market value (as defined in the 2012 EBI Plan) of a share of our common stock on the grant date, and adjusted as described above under “Amendment to EBI Plans; Adjustment to Certain EBI Units.” These EBI units will vest and become payable in two approximately equal installments on each of February 1, 2018 and August 1, 2019, or earlier upon (i) a change in our control, (ii) Mr. Holmes’ separation from service by reason of his disability, or (iii) Mr. Holmes’ death. The vesting of the grant is conditioned, in each case, upon Mr. Holmes continued employment with us on each vesting date, and if his employment terminates for any reason (other than termination by death or disability), then he will forfeit any unvested portion of these EBI units. This special EBI grant does not have any voting or dividend rights. In addition, if, prior to December 31, 2019, (i) we terminate Mr. Holmes employment for cause, or (ii) Mr. Holmes breaches any of the restrictive covenants contained in the employment agreement, then, upon our request, Mr. Holmes will immediately repay to us any cash received upon settlement of these EBI units or, if Mr. Holmes elects stock settlement, reconvey to us any shares received upon settlement of these EBI units.

Severance Benefits

Mr. Holmes’ employment agreement may be terminated by us at any time with or without “cause” or by us for “poor performance” or by Mr. Holmes with or without “good reason” (as such terms are defined therein). The employment agreement also terminates automatically upon Mr. Holmes death and may be terminated by us if Mr. Holmes becomes disabled. Depending on the reason for the termination, the executive will be entitled to certain severance benefits, as described below.

•	If Mr. Holmes dies, if we terminate his employment due to his disability or for cause or if he resigns without good reason, then he will receive only the salary that is accrued through the date of termination.

•	If Mr. Holmes’ employment is terminated by us without cause or if he resigns for good reason, then, in addition to his accrued salary, he will be entitled to an amount equal to two times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the two year period following his termination. In addition, for 18 months following his termination of employment, we will pay to Mr. Holmes an amount in cash equal to the excess of (i) the COBRA cost of continued coverage in our group health plan over (ii) the amount that he would have had to pay for such coverage if he had remained employed during such 18-month period and paid the active employee rate for such coverage.

•	If Mr. Holmes’ employment is terminated by us for “poor performance”, then, in addition to accrued salary, he will be entitled to an amount equal to one times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the one year period following his termination. In such case, the non-competition and non-solicitation covenants described below will apply for one year following termination.

•	If we elect not to renew the employment agreement at the end of the initial term or at the end of any renewal term and we subsequently terminate Mr. Holmes employment without cause, then we may elect, in our sole discretion, to either (i) pay to Mr. Holmes an amount equal to two times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the two year period following his termination, in which case the restricted period for purposes of his non-competition and non-solicitation covenants will be two years, or (ii) pay to Mr. Holmes an amount equal to one times the sum of his then current base salary plus the annual bonus received by him for the fiscal year immediately preceding the year in which his date of termination occurs, payable in approximately equal installments over the one year period following his termination, in which case the restricted period for purposes of his non-competition and non-solicitation covenants will be one year. If Mr. Holmes elects to not renew the employment agreement at the end of the initial term or any renewal term and subsequently resigns for any reason, then he will not receive a severance payment and will receive only the salary that is accrued through the date of termination.

•	The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the tax code, then there will be a comparison of the after-tax benefit to Mr. Holmes of (i) the total parachute payments after he pays the excise tax and income taxes thereon, to (ii) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax, and Mr. Holmes will receive whichever amount yields the more favorable result to him.

The severance benefits describe above are conditioned upon Mr. Holmes executing and not revoking a release of claims and covenant not to sue agreement, as well as his compliance with the restrictive covenants contained in his employment agreement.

Restrictive Covenants

Mr. Holmes’ employment agreement contains confidentiality, non-competition and employee and customer non-solicitation covenants that apply during his employment with us and for two years after his termination of employment, or one year in the event we elect not to continue his employment after the end of the original term or any renewal term and choose to pay only one year’s severance, as described above, or one year in the case of termination of his employment for “poor performance.”

Outstanding Equity Awards at 2016 Fiscal Year End

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Mr. Holmes	41,240	(1)	$1,070,178
	123,684	(2)	3,209,392
Mr. Evans	19,718	(3)	511,682
	7,000	(4)	181,650
	125,000	(5)	3,243,750
Mr. Johnson	13,972	(6)	362,573
	2,800	(4)	72,660
	50,000	(5)	1,297,500

(1)	Reflects unvested EBI Units granted under the 2012 EBI Plan, which vest as follows: 12,958 EBI Units on January 31, 2017, 12,845 EBI Units on January 31, 2018 and 15,437 on January 31, 2019, all of which are to be settled in shares of our common stock.

(2)	Reflects unvested EBI Units granted under the 2012 EBI Plan, which vest and become payable in shares of our common stock in two approximately equal installments on each of February 1, 2018 and August 1, 2019, or earlier upon (i) a change in control, (ii) Mr. Holmes’ separation from service by reason of his disability, or (iii) Mr. Holmes’ death.
(3)	Reflects unvested EBI Units granted under the 2012 EBI Plan, which vest as follows: 7,887 EBI Units on January 31, 2017, 6,535 EBI Units on January 31, 2018 and 5,296 on January 31, 2019, all of which are to be settled in shares of our common stock.
(4)	Reflects unvested EBI units, which we refer to as Preferred EBI Units, granted under the FirstBank Preferred Equity Based Incentive Plan, which we refer to as the Preferred EBI Plan, which vested on January 31, 2017 and were settled in cash.
(5)	Reflects unvested RSUs granted under the 2016 Incentive Plan, which vest on September 21, 2021.
(6)	Reflects unvested EBI Units granted under the 2012 EBI Plan, which vest as follows: 5,859 EBI Units to be settled in shares of our common stock on January 31, 2017, 4,620 EBI Units on January 31, 2018, which are to be settled in cash, and 3,493 EBI Units on January 31, 2019, which are to be settled in shares of our common stock.
(7)	Market value is calculated based on the closing price of our common stock on December 30, 2016, the last trading day of our 2016 fiscal year, of $25.95.

Deferred compensation

On April 1, 2015, we entered into a Deferred Compensation Agreement with Mr. Holmes, effective as of December 31, 2014, pursuant to which he is entitled to receive a fixed lump sum cash payment equal to $3,000,000 on December 31, 2019 or the earlier occurrence of his separation from service or a change in our control or a change in control of FirstBank. The deferred cash payment was fully-vested as of December 31, 2014, and is not subject to any clawback or other recoupment provisions. On August 19, 2016, we entered into an amendment to Mr. Holmes’ deferred compensation arrangement, pursuant to which Mr. Holmes’ deferred account will be denominated in a fixed number of deferred stock units, or DSUs, following our initial public offering with the number of DSUs to be determined by dividing $3,000,000 by $19.00, the initial public offering price of our common stock. Accordingly, on September 21, 2016, Mr. Holmes’ account became denominated in 157,895 DSUs, which are convertible on a 1-for-1 basis into shares of our common stock on the original payment dates under the deferred arrangement, as described above.

Other retirement benefits

Other than Mr. Holmes’ deferred compensation agreement described above and benefits under our 401(k) plan, we have not provided our NEOs with any retirement or deferred compensation benefits.

Equity plans

2012 EBI Plan, 2010 EBI Plan and Preferred EBI Plan

The Company has granted EBI Units to certain employees, including our NEOs, pursuant to the 2012 EBI Plan, the 2010 EBI Plan and the Preferred EBI Plan. Pursuant to the terms of the plans, each EBI Unit vests and becomes payable as to 100% of the units either on (i) the third anniversary of the date of grant with respect to awards granted under the 2012 EBI Plan, (ii) ratably over five years with respect to awards under the 2010 EBI Plan, or (iii) ratably over seven years following the date of grant, with respect to awards granted under the Preferred EBI Plan. Vesting also occurs in each Plan upon change of control, or death or disability and upon retirement after age 65. On or shortly following the vesting date, the holder of an EBI Unit will receive an amount in cash equal to the fair market value of a share of common stock on the December 31 immediately preceding the payment date. On August 8, 2016, the Compensation Committee approved an amendment to the 2012 EBI Plan, the Preferred EBI Plan and the 2010 EBI Plan to allow the Company to permit participants to elect to receive, for each EBI Unit vested to such participant, either (i) an amount in cash or (ii) a number of shares of our common stock determined pursuant to a conversion formula that takes into account the effect of our initial public offering and the stock split.

2016 Incentive Plan

In connection with our initial public offering, our Board and our then-sole stockholder Mr. Ayers approved the 2016 Incentive Plan, pursuant to which we may grant awards of stock options, stock appreciation rights, restricted shares, restricted stock units, performance awards (payable in cash and/or stock) and other equity or cash-based awards.

Authorized Shares. Subject to adjustment as provided in the 2016 Incentive Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2016 Incentive Plan is 2,700,000. In the event of a nonreciprocal transaction between us and our shareholders that causes the per share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2016 Incentive Plan will be adjusted proportionately, and our compensation committee must make such adjustments to the 2016 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Limit on Shares Granted to Non-Employee Directors. The maximum aggregate number of shares associated with any award granted under the 2016 Incentive Plan in any calendar year to any one non-employee director is 100,000 shares.

Treatment of Awards upon a Participant’s Death or Disability. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	each of that participant’s outstanding options and SARs that are solely subject to time-based vesting requirements will become vested and fully exercisable as of the date of termination;

•	each of that participant’s other outstanding awards that are solely subject to time-based vesting restrictions will become vested, and such restrictions will lapse as of the date of termination; and

•	each of that participant’s outstanding awards that are solely subject to performance-vesting requirements will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the termination of service.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of our company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by our compensation committee or our Board

•	all outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on outstanding awards will lapse; and

•	the payout opportunities attainable under all outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the change in control.

With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then:

•	all of that participant’s outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•	the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target performance and the awards will pay out on a pro rata basis, based on the time elapsed prior to the date of termination.

Discretionary Acceleration. Our compensation committee may, in its discretion, accelerate the vesting and/or payment of any awards for any reason. Our compensation committee may discriminate among participants or among awards in exercising such discretion.

Certain Transactions. Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, our compensation committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.

Employee Stock Purchase Plan

In connection with our initial public offering, our Board and our then-sole stockholder Mr. Ayers approved the FB Financial Corporation 2016 Employee Stock Purchase Plan, or the ESPP. The ESPP is intended to qualify under Section 423 of the Code. Subject to adjustment as provided in the ESPP, a total of 2,500,000 shares of our common stock are available for sale under the ESPP.

DIRECTOR COMPENSATION

2016 Director Compensation

The following table reflects the fees earned by or paid to our directors in connection with their service on the Company’s Board and the Bank’s board of directors during 2016.

Name	Fees Earned or Paid in Cash ($)	Total ($)
William F. Andrews	$700	$700
James W. Ayers	500,000	500,000
Agenia Clark	700	700
Orrin H. Ingram	22,500	22,500
Ruth E. Johnson	13,950	13,950
Stuart C. McWhorter	24,200	24,200

In 2016, we paid each of Messrs., Ingram, McWhorter and Ms. Johnson $30,000 as an annual retainer for their service on the Company’s Board, less what they received for their service on the Bank’s board of directors. Mr. Andrews and Ms. Clark were elected to our Board in November 2016 and were each paid $700 for their service on our Board. Each of Messrs. Andrews, Ingram, McWhorter, Ms. Clark and Ms. Johnson were eligible to receive the following meeting fees with respect to their service on the Bank’s board of directors: $1,000 for attendance at each regularly-scheduled meeting, $350 for attendance at each Audit Committee meeting and $350 for attendance at each Compensation Committee meeting. Mr. Ayers does not receive director fees, but he receives an annual salary of $500,000 for his services as Executive Chairman.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity compensation plan information as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,218,074	(1)	N/A	4,777,365	(3)

Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	1,218,074		N/A	4,777,365

(1)	Reflects shares underlying (x) EBI Units outstanding and not yet settled under the 2012 EBI Plan (365,860 shares) and Preferred EBI Plan (4,100 shares); (y) RSUs outstanding and not yet settled under the 2016 Incentive Plan (690,219 shares); and (z) outstanding deferred stock units under Mr. Holmes’ deferred compensation plan (157,895 shares).
(2)	The only outstanding rights include EBI Units and RSUs, which convert to shares of our common stock for no consideration.
(3)	Reflects shares remaining available for grant under the 2012 EBI Plan (280,982 shares), 2010 EBI Plan (20,200 shares), Preferred EBI Plan (36,400 shares), 2016 Incentive Plan (1,980,360 shares) and Employee Stock Purchase Plan (2,479,623 shares). A maximum of 200,000 shares may be purchased in the current offering period of the Employee Stock Purchase Plan. No further awards will be granted under the 2012 EBI Plan, the 2010 EBI Plan or the Preferred EBI Plan.

INFORMATION REGARDING THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP, which we refer to as RSM, has served as our independent registered public accounting firm since April 2015. Previously, Horne LLP served as our independent public account until dismissed by the audit committee in April 2015. Representatives of RSM will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The audit committee is also responsible for the audit fee negotiations with RSM and preapproves any engagement of RSM.

For the years ended December 31, 2015 and December 31, 2016, RSM billed us for the following services:

Audit and Related Fees

	2015	2016
Audit fees (1)	$1,041,546	$1,077,896
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$1,041,546	$1,077,896

(1)	For 2015, audit fees include fees for professional services performed by RSM US LLP for the audit of the Company’s consolidated financial statements ($507,391), quarterly reviews ($88,014) and IPO and comfort letter procedures ($446,141). For 2016, audit fees include fees for professional services performed by RSM US LLP for the audit of the Company’s consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed sercurities ($753,673), quarterly reviews ($83,629) and IPO and comfort letter procedures ($240,594).

Pre-Approval Policy

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to RSM for our fiscal years ended December 31, 2015 and 2016 were pre-approved by our audit committee.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for the year ended December 31, 2016 with our management; (ii) discussed with RSM US LLP, our independent registered public accounting firm, all matters required to be discussed by the statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLP’s communications with the Audit Committee concerning independence, and discussed with RSM US LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board that our consolidated audited financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted by the Audit Committee of the Board,

William F. Andrews

Orrin H. Ingram

Ruth E. Johnson

Stuart C. McWhorter

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders wishing to include proposals in the proxy materials in relation to our 2018 Annual Meeting of Shareholders must submit the same in writing, by mail, first-class postage pre-paid, to General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, which must be received at our executive office on or before December 22, 2017 (120 days before the date of mailing based on this year’s Proxy Statement date). Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with the Company’s bylaws. In accordance with our bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholders’ written notice must be received at the registered office of the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For shareholder proposals for the 2018 annual meeting of shareholders, written notice must be received between January 18, 2018 and February 17, 2018. The proposal must be sent to: General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and will need to comply with the SEC’s rules and regulations.

Householding

In a further effort to reduce printing costs and postage fees, we may adopt a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and have elected to receive paper copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Upon request, the Company will promptly deliver a separate copy of the Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

FB Financial Corporation

Attn: Investor Relations

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Shareholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, or Exchange Act.

We make available free of charge on or through our Internet website, www.firstbankonline.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF OUR 2016 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. SHAREHOLDERS SHOULD DIRECT SUCH REQUESTS TO OUR SECRETARY, FB FINANCIAL CORPORATION, 211 COMMERCE STREET, SUITE 300, NASHIVLLE, TENNESSEE 37201.

OTHER MATTERS

At the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting of Shareholders other than those referred to in this Proxy Statement. If you vote by return of your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the persons appointed by the Board as proxies will have the discretion to vote for you on such matters.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends you vote FOR the following:

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - William F. Andrews	☐	☐	02 - James W. Ayers	☐	☐	03 - J. Jonathan Ayers	☐	☐
04 - Agenia W. Clark	☐	☐	05 - James L. Exum	☐	☐	06 - Christopher T. Holmes	☐	☐
07 - Orrin H. Ingram	☐	☐	08 - Stuart C. McWhorter	☐	☐	09 - Emily J. Reynolds	☐	☐

NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02L73B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Form of Proxy — FB FINANCIAL CORPORATION

Annual Meeting of Shareholders

May 18, 2017 3:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher T. Holmes and James R. Gordon, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of Common Stock of FB FINANCIAL CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, CST on May 18, 2017, at The Hermitage Hotel Grand Ballroom, 231 Sixth Avenue North, Nashville, TN, 37219, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.